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                                                                    EXHIBIT 99.4

                                    Offer of
                        TYCO ACQUISITION CORP. XXIV (NV)
              a Wholly-Owned Subsidiary of Tyco International Ltd.
                                  to Exchange
                                 Common Shares

                                       of

                            TYCO INTERNATIONAL LTD.
                            Having a Value of $24.00
                         (determined and subject to an
                   exception as described in the prospectus)

                                      for

                             Each Outstanding Share
                                of Common Stock

                                       of

                      SENSORMATIC ELECTRONICS CORPORATION

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., NEW YORK CITY
       TIME, ON MONDAY, OCTOBER 1, 2001, UNLESS THE OFFER IS EXTENDED.


                                                                 August 23, 2001

   To Our Clients:

   Enclosed for your consideration are the prospectus, dated August 23, 2001, and the related letter of transmittal regarding the offer by Tyco Acquisition Corp. XXIV (NV), a Nevada corporation and a wholly-owned subsidiary of Tyco International Ltd., a Bermuda company, to exchange a fraction of a Tyco common share for each outstanding share of common stock of Sensormatic Electronics Corporation, a Delaware corporation. Each Sensormatic common share will be exchanged for a fraction of a Tyco common share having a value of $24.00 (determined as described in the prospectus). If the Tyco average share price (determined as described in the prospectus) is less than $46.25, Tyco may terminate the merger agreement unless Sensormatic's board of directors agrees to an exchange ratio of 0.5189 Tyco common shares for each Sensormatic common share, in which event Sensormatic common stockholders would receive a fraction of a Tyco common share valued based on such average share price at less than $24.00 for each Sensormatic common share. The terms and conditions of the offer are set forth in the prospectus and in the related letter of transmittal and any amendments or supplements thereto. The offer is being made pursuant to the agreement and plan of merger, dated as of August 3, 2001, between Tyco Acquisition and Sensormatic, including a guarantee by Tyco. The merger agreement provides that following the completion of the offer and the satisfaction or waiver of all conditions set forth in the merger agreement, Sensormatic will be merged with and into Tyco Acquisition, which will continue as a wholly-owned subsidiary of Tyco.

   We have enclosed the prospectus and the related letter of transmittal for the offer. The merger agreement is annexed to the prospectus.

   We or our nominee are the holder of record of Sensormatic common shares held for your account. A tender of such Sensormatic common shares can be made only by us or our nominee as the holder of record and only pursuant to your instructions. The enclosed letter of transmittal is furnished to you for your information only and cannot be used by you to tender Sensormatic common shares held by us for your account.
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   We request instructions as to whether you wish us to tender any or all of the Sensormatic common shares held by us for your account, upon the terms and subject to the terms and conditions of the offer.

   Please note the following:

  . The consideration per Sensormatic common share is a fraction of a Tyco common share having a value of $24.00. However, if the Tyco average share price (determined as described in the prospectus) is less than $46.25, Tyco may terminate the merger agreement unless Sensormatic's board of directors agrees to an exchange ratio of 0.5189 Tyco common shares for each Sensormatic common share. If this were the exchange ratio, the consideration per Sensormatic common share received in the offer would be less than $24.00, determined on the basis of the Tyco average share price.

  . The offer is being made for all outstanding Sensormatic common shares.

  . The offer and withdrawal rights will expire at 6:00 p.m., New York City time, on Monday, October 1, 2001, unless the offer is extended.

  . The offer is conditioned upon (1) there being validly tendered and not properly withdrawn prior to the expiration of the offer that number of Sensormatic common shares which represent at least a majority of the total issued and outstanding Sensormatic common shares on a fully-diluted basis, and (2) the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and similar material antitrust laws of non-U.S. jurisdictions that are applicable to the offer. The offer is subject to various other conditions set forth in the prospectus.

  . The Sensormatic board of directors (1) determined, by the unanimous vote of the directors present at a special meeting, that the terms of the offer and the merger are advisable, fair to, and in the best interests of, Sensormatic's common stockholders and (2) unanimously recommends that Sensormatic common stockholders accept the offer and tender their common shares pursuant to the offer.

  . Cash will be paid in lieu of any fraction of a Tyco common share to which a stockholder would be entitled. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax on the cash payment. The backup withholding rate will be 30.5% for payments made in 2001 and 30% for payments made in 2002 and 2003.

   The offer is made solely by the enclosed prospectus and letter of transmittal and any supplements and amendments thereto. Tyco Acquisition is not aware of any jurisdiction in which the making of the offer or the acceptance of Sensormatic common shares pursuant to the offer is prohibited by law. If Tyco Acquisition becomes aware of the law of any jurisdiction prohibiting the making of the offer or the acceptance of Sensormatic common shares pursuant to the offer, Tyco Acquisition will make a good faith effort to comply with such law. However, if it is unable to do so, the offer will not be made to nor will tenders be accepted from or on behalf of, the holders of Sensormatic common shares residing in that jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on behalf of Tyco Acquisition by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   If you wish to have us tender any or all of your Sensormatic common shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instruction form to us is enclosed. If you authorize the tender of your Sensormatic common shares, all your Sensormatic common shares will be tendered unless otherwise specified on your instruction form. Your instruction form should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the expiration of the offer.

   We urge you to read the prospectus carefully before submitting your instructions to us.


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                     Instructions with Respect to the Offer

                                       of

                        Tyco Acquisition Corp. XXIV (NV)
              a Wholly-Owned Subsidiary of Tyco International Ltd.
                           to Exchange Common Shares

                                       of

                            Tyco International Ltd.
                            Having a Value of $24.00
                         (determined and subject to an
                   exception as described in the prospectus)

                                      for

                             Each Outstanding Share
                                of Common Stock

                                       of

                      Sensormatic Electronics Corporation

   I (or we, if there are co-stockowners) acknowledge receipt of your letter, the enclosed prospectus, dated August 23, 2001, and the related letter of transmittal, relating to the offer by Tyco Acquisition Corp. XXIV (NV), a Nevada corporation and wholly-owned subsidiary of Tyco International Ltd., a Bermuda company, to exchange a fraction of a Tyco common share for each outstanding share of common stock of Sensormatic Electronics Corporation, a Delaware corporation, on the terms and subject to the conditions set forth in the prospectus and the letter of transmittal and any amendment or supplement thereto.

   I hereby instruct you to tender the number of Sensormatic common shares indicated below (or if no number is indicated below, all Sensormatic common shares) held by you for my account, upon the terms and subject to the conditions of the offer described above.

   Account Number(s): __________________________________       Dated: ____, 2001

   Number of Sensormatic common shares to be tendered*: ________________________

   Signature(s): _______________________________________________________________

   Name(s) (please print): _____________________________________________________

   Address(es): ________________________________________________________________

   Area Code and Telephone Number(s): (  ) _____________________________________

   Tax Identification or Social Security Number(s): ____________________________

  * Unless otherwise indicated, it will be assumed that all Sensormatic common shares held by us for your account are to be tendered.

    Please return this form to the brokerage firm maintaining your account.


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